EXHIBIT 11




INDEPENDENT AUDITORS' CONSENT

To the Board of Trustees of Gardner Lewis Investment Trust and Shareholders of The Chesapeake Aggressive Growth Fund:

We consent to the incorporation by reference in Post-Effective Amendment No. 16 to Registration Statement (No. 33-53800) of The Chesapeake Aggressive Growth Fund (formerly, The Chesapeake Growth Fund) of our report dated September 19, 1997, appearing in the Annual Report, which is incorporated by reference in such Registration Statement, and to the reference to us under the heading "Financial Highlights" in such Prospectus.




/S/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania
December 22, 1997